UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 7, 2008
ViaSat, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21767	33-0174996

(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer
Incorporation)		Identification No.)
6155 El Camino Real
Carlsbad, California 92009
(Address of Principal Executive Offices, Including Zip Code)

(760) 476-2200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01	Entry into a Material Definitive Agreement.
ViaSat executed a contract dated January 7, 2008 with Space Systems/Loral, Inc. (the “Satellite Contract”) for approximately $210 million, subject to performance adjustments, related to ViaSat-1, a new broadband satellite designed by ViaSat and to be constructed by Space Systems/Loral, Inc. The ViaSat-1 satellite will be based on Space System/Loral’s heritage 1300 satellite platform. ViaSat intends to operate the satellite in connection with providing wholesale broadband services over the United States. ViaSat anticipates that the completion of construction and launch of the satellite will take place in 2011.
The foregoing description of the Satellite Contract does not purport to be complete and is qualified in its entirety by reference to the Satellite Contract, which is incorporated herein by reference.
Existing Relationship Between ViaSat and Space Systems/Loral, Inc.
Michael Targoff, a director of ViaSat since February 2003, currently serves as the Chief Executive Officer and the Vice Chairman of the board of directors of Loral Space & Communications, Inc., the parent of Space Systems/Loral, Inc. Mr. Targoff originally joined Loral Space & Communications Limited in 1981 and served as its Senior Vice President and General Counsel until January 1996, when he was elected President and Chief Operating Officer of the newly formed Loral Space & Communications, Inc. John Stenbit, a director of ViaSat since August 2004, also currently serves on the board of directors of Loral Space & Communications, Inc.
Forward-Looking Statements
This current report on Form 8-K contains forward-looking statements that are entitled to the protection of the safe harbor contained in the Private Securities Litigation Reform Act. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which ViaSat operates and the beliefs and assumptions of ViaSat. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. ViaSat undertakes no obligation to update or revise any forward-looking statements for any reason.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2008	ViaSat, Inc.
	By:	/s/ Keven K. Lippert
Keven K. Lippert
Vice President and General Counsel

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